Exhibit 10.66

AMENDMENT NUMBER FIVE
to the
Amended and Restated Master Repurchase Agreement
Dated as of October 21, 2010
between
BANK OF AMERICA, N.A.
and
NATIONSTAR MORTGAGE LLC
This AMENDMENT NUMBER FIVE (this “Amendment”) is made as of this 30th day of January, 2013, by and between Bank of America, N.A. (“Buyer”) and Nationstar Mortgage LLC (“Seller”) to that certain Amended and Restated Master Repurchase Agreement, dated as of October 21, 2010 (as amended by Amendment Number One to the Amended and Restated Master Repurchase Agreement, dated as of November 24, 2010, Amendment Number Two to the Amended and Restated Master Repurchase Agreement, dated as of October 20, 2011, Amendment Number Three to the Amended and Restated Master Repurchase Agreement, dated as of January 17, 2012, that certain Amendment and Waiver, dated as of February 21, 2012, Amendment Number Four to the Amended and Restated Master Repurchase Agreement, dated as of June 1, 2012, in each case between Seller and Buyer, and as further amended, supplemented or otherwise modified from time to time, the “Agreement”), between Seller and Buyer.

WHEREAS, Seller has requested and Buyer agrees to amend the Agreement as more specifically set forth herein; and

WHEREAS, as of the date of this Amendment, Seller represents to Buyer that it is in compliance with all of the representations and warranties and all of the affirmative and negative covenants set forth in the Agreement and is not in default under the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.    Amendments. Effective as of January 30, 2013 (the “Effective Date”) the Agreement is hereby amended as follows:
(a)Section 5.1 of the Agreement is hereby amended by deleting the third sentence thereof in its entirety.

(b)Section 14.11 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

14.11    Notices

(a)
All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:

If to Seller:	The address set forth in the Transactions Terms Letter

If to Buyer:	Bank of America, N.A.
4500 Park Granada
Mail Code: CA7-910-02-38
Calabasas, California 91302
Attention: Adam Gadsby
Telephone: (818) 225-6541
Fax: (213) 457-8707
E-mail: Adam.Gadsby@baml.com

and

Bank of America, N.A.
225 West Hillcrest Drive
Mail Code: CA6-918-01-03
Thousand Oaks, California 91360
Attention: Rayanthi De Mel, Assistant Vice President
Telephone: (805) 917-0716
Fax: (805) 917-0741
E-mail: Rayanthi.De.Mel@baml.com

With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Vice President, Mortgage Finance
Telephone: (646) 855-0946
Fax: (646) 855-5050
E-mail: Eileen.Albus@baml.com

and

Bank of America, N.A.
50 Rockefeller Plaza
Mail Code: NY1-050-12-03
New York, NY 10020
Attention: Mr. Michael McGovern Esq.
Telephone: (646) 855-0183
E-mail: Michael.McGovern@bankofamerica.com

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the third (3rd) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the receiving party of a facsimile confirming receipt, if delivered by facsimile. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.

(b)
All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer's customer website(s).

If to Seller:	The email address(es) specified in the Transactions Terms Letter, if any.

If to Buyer:	Eileen.Albus@baml.com and
Michael.McGovern@bankofamerica.com
Adam.Gadsby@baml.com
Rayanthi.De.Mel@baml.com
(c)Section 14.24 of the Agreement is hereby amended by deleting each of “Office of Thrift Supervision (“OTS”)” and “OTS” in its entirety, and replacing them with “Office of the Comptroller of the Currency (“OCC”)” and “OCC”, respectively.

(d)Exhibit A to the Agreement is hereby amended by deleting the definition of “Business Day” in its entirety and replacing it with the following (modified text underlined for review purposes):

Business Day: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York and the State of California or as may otherwise be published on Buyer's website(s).
(e)Exhibit A to the Agreement is hereby amended by deleting the definition of “Calculation Period” in its entirety and replacing it with the following (modified text underlined for review purposes):

Calculation Period: With respect to: (a) the initial Payment Date on which an Unused Facility Fee is due, the period beginning on the Effective Date and ending on the last day of the calendar quarter in which such Effective Date occurs, (b) for each subsequent Payment Date on which an Unused Facility Fee is due, the prior calendar quarter and (c) with respect to the date this Agreement is terminated pursuant to the terms herein, the period beginning on the first day of the calendar quarter in which such termination is to occur and ending on the Expiration Date.
(f)Exhibit A to the Agreement is hereby amended by deleting the definition of “Liquidity” in its entirety and replacing it with the following:

Liquidity: As of any date of determination, the sum of (i) Seller's cash, (ii) Seller's Cash Equivalents and (iii) the aggregate amount of unused committed capacity available to Seller (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities (other than the repurchase facility provided under the Agreement) for which Seller has unencumbered eligible collateral to pledge thereunder.
(g)Exhibit A to the Agreement is hereby amended by deleting the definition of “Tangible Net Worth” in its entirety and replacing it with the following:

Tangible Net Worth: As of any date of determination, (i) the net worth of Seller and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights or retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholders' equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

(h)Exhibit A to the Agreement is hereby amended by deleting the definition of “Total Liabilities” in its entirety and replacing it with the following:

Total Liabilities: As of any date of determination, the result of (i) the total liabilities of Seller on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Seller's financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Seller under any repurchase, refinance or other similar credit arrangements, plus (iii) to the extent not already included under GAAP, any “off balance sheet” repurchase, refinance or other similar credit arrangements, minus (iv) the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP, and minus (v) the amount of any non-recourse debt, including any securitization debt.

(i)Exhibit A to the Agreement is hereby amended by deleting the definition of “Unused Facility Fee” in its entirety and replacing it with the following:

Unused Facility Fee: The fee set forth in the Transactions Terms Letter payable by Seller quarterly in arrears on each Payment Date, based upon the unused portion of the Aggregate Transaction Limit; provided, however, that no fee shall be due on a Payment Date if the Used Amount is less than the specified percentage of the Aggregate Transaction Limit that is set forth in the Transactions Terms Letter.

(j)Exhibit A to the Agreement is hereby amended by inserting the following new defined term in the appropriate alphabetical order:

Operating Income: For any period, the operating income of Seller for such period as determined in accordance with GAAP; provided, that charges of up to a maximum aggregate amount of $15,000,000 which directly relate to Seller's stock-based management equity plan shall be excluded from this calculation.

SECTION 2.    Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel Buyer incurred in connection with this Amendment, in accordance with Section 12.2 of the Agreement.

SECTION 3.    Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.

SECTION 4.    Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 5.    Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.

SECTION 6.    Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law, which shall govern) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by federal law.

SECTION 7.    Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be executed and delivered by their duly authorized officers as of the Effective Date.

BANK OF AMERICA, N.A., as Buyer By: /s/ Rayanthi De Mel_________________ Name: Rayanthi De Mel Title: Assistant Vice President	NATIONSTAR MORTGAGE LLC, as Seller By: /s/ Larry Brown_____________________ Name: Larry Brown Title: Vice President